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                                                                  Exhibit 10.19

                  AMENDMENT TO EMPLOYMENT AGREEMENT

   This amendment agreement (the "Amendment") is dated as of the 1st day of September, 2000, and is an amendment to the employment agreement between PSINet Inc. (the "Company") and David N. Kunkel ("Kunkel"), dated October 16, 1998, as amended on October 4, 1999 (the "Employment Agreement"). Except as modified or otherwise provided herein, all terms and provisions of that Employment Agreement remain in effect.

                     REASONS FOR THE AMENDMENT
                     -------------------------

   Kunkel presently serves as Executive Vice President of the Company and Vice Chairman of the Board of Directors of the Company. This amendment is to provide certain changes in the employment of Kunkel in relation to his transition to retirement.

   In consideration of the mutual covenants and agreements contained herein, the parties hereto agree to amend the terms of the Employment Agreement to read as follows:

1. SECTION 1.

   EMPLOYMENT.

   a) Effective September 1, 2000, you resign your positions as Executive Vice President of the Company and as Vice Chairman of the Board of Directors and shall be employed as Strategic Advisor to the Chairman and Chief Executive Officer of the Company.

   b) The scope of your duties as Strategic Advisor shall be determined by the Chairman and Chief Executive Officer. You agree to adhere to the policies and procedures established by the Company, to use your best efforts to promote the Company's interests, and to give the Company the full benefit of your experience, knowledge and skills; provided, however, that it is not intended that the duties to be performed in this capacity shall require your full-time efforts. You shall be entitled to hold consulting or director positions with other companies provided that such positions do not conflict with your duties of confidentiality to the Company and shall be entitled to engage in philanthropic activities.

   c) You also resign as a director of the Company as well as from all your directorships, officer positions and other positions with the Company's subsidiaries and other affiliated companies effective as of September 1, 2000.

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2. SECTION 2.

TERM OF EMPLOYMENT

   The term of employment under this Agreement shall commence on September 1, 2000 and continue for a period of two years.

3. SECTION 3.

a) COMPENSATION. The Company shall continue to pay your base salary at the current rate ($367,500 per annum). On each of January 1, 2001 and January 1, 2002, your base salary shall be increased by an amount equal to five percent (5%) of your then current base salary. Your base salary plus an additional amount of $150,000 per annum shall be payable in bi-weekly installments when the Company regularly pays its other salaried employees, subject to such deductions and withholdings as may be required by law or by further agreement with you. In addition, the Company shall pay you an additional payment of $69,966.47 on September
   1, 2000 less appropriate deductions and withholdings as specified above.

b) 2000 BONUS. On September 1, 2000, the Company shall pay you a bonus of $150,000 for your performance during 2000 less appropriate deductions and withholdings as specified above.

c) STOCK OPTIONS. In recognition of your prior service to the Company, effective September 1, 2000, all options to purchase shares of PSINet Inc. common stock that have been granted to you, but have not vested as of such date (324,792 shares) shall be vested immediately. In the event of a Change of Control, as defined in Section 8 below, the Company shall, if your employment hereunder is terminated or continued under conditions not substantially the same as those called for in this Agreement, provide a loan sufficient to exercise all vested stock options and pay any required taxes to which you may be subjected as a result, with the terms of the loan to be no less favorable than installment free for the duration, interest charged at the IRS minimum rate, with a five (5) year balloon payment for interest and principal.

4. SECTIONS 5(a) AND (b).

   The last four sentences of Section 5(a) of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

   In the event of termination by you, all compensation described in Section 3(a) of this Agreement shall be immediately due and payable in one lump sum, or in such other fashion as you may agree.

   Section 5(b) of the Employment Agreement is hereby deleted in its entirety.

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4. SECTION 6.

   Section 6 of the Employment Agreement is hereby deleted in its entirety.

5. NO OTHER MODIFICATIONS.

   Except as modified or deleted herein, the provisions of the Employment Agreement shall remain unchanged.

6. COMPANY CAR.

   Kunkel shall be entitled to purchase the Company car currently being used by him for an amount equal to its current value (or, in the event the car is leased by the Company, the cost of such lease) by giving notice to the Company of his intent to do so within 15 days of the date hereof.

7. USE OF EQUIPMENT.

   Kunkel shall be entitled to continued use of the fax and computer equipment currently in use by him and the Company shall continue to provide him with a home internet connection for the duration of the Employment Agreement. All cellular telephones and car phones currently provided and/or paid for by the Company shall be returned to the Company or billing in respect of which shall be transferred to Kunkel, as appropriate, on September 30, 2000.

8. TRADING ACTIVITY.

   In consideration of the agreements herein, Kunkel agrees to refrain from selling, pledging, transferring, distributing or otherwise conveying any securities of PSINet Inc. for the 90-day period following the effective date of this Amendment Agreement.

9. GOVERNING LAW.

   The terms of this Amendment Agreement shall be subject to, governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of laws.

AGREED as of this 1st day of September, 2000.


PSINET INC.


By: /s/ WILLIAM L. SCHRADER                        /s/ DAVID N. KUNKEL
   ------------------------------------            --------------------
   William L. Schrader                                 David N. Kunkel
   Chairman and Chief Executive Officer




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